ARHAUS ANNOUNCES SECOND QUARTER 2022 FINANCIAL RESULTS

Net Revenue Up 66.4% with Comparable Growth of 65.2%
Demand Comparable Growth of 22.5%
Raising Full Year 2022 Outlook to Reflect Q2 Outperformance

BOSTON HEIGHTS, Ohio—August 11, 2022—Arhaus, Inc. (NASDAQ: ARHS; “Arhaus” or the “Company”), a rapidly growing lifestyle brand and omni-channel retailer of premium artisan-crafted home furnishings, reported financial results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights
•Net revenue increased 66.4% to $306 million
•Comparable Growth(1) of 65.2%
•Net and Comprehensive Income of $37 million
•Adjusted Net Income of $39 million
•Adjusted EBITDA increased 76.4% to $60 million

Year-to-Date 2022 Highlights, through June 30
•Net revenue increased 55.5% to $553 million
•Comparable Growth of 53.1%
•Net and Comprehensive Income of $53 million
•Adjusted Net Income of $56 million
•Adjusted EBITDA increased 53.4% to $92 million

2022 Outlook Raised
•Net revenue of $1,173 million to $1,193 million
•Comparable Growth(1) of 43% to 48%
•Net and Comprehensive Income of $92 million to $98 million
•Adjusted EBITDA of $173 million to $180 million

CEO Comments

John Reed, Co-Founder and Chief Executive Officer, commented,

“We are pleased with our continued strong financial performance in the second quarter. Net revenue, comparable growth, demand comparable growth(2), and profitability were above expectations, and our team executed with excellence, leveraging our supply chain investments and further shrinking delivery times. Strong demand trends throughout the quarter reflect our beautiful new product assortments that are resonating with our clients, including our new Outdoor collections, our inspirational showrooms and our new website experience.

“During the quarter we opened two new showrooms in Colorado Springs, Colorado and in White Plains, New York. Our new showrooms continue to perform incredibly well and are driving increased brand awareness as we continue to execute our growth strategy, moving from 80 showrooms today to what we believe will be 165 total traditional showrooms over time. Our target is to add five to seven new traditional showrooms per year for the foreseeable future. We are also excited to announce we have been so pleased with our Design Studio performance to date that we are planning to open two to three additional Design Studios in the next several months.

“I am incredibly proud of our team and all they continue to accomplish. Given our strong first half of the year performance, we are again increasing our full year outlook for 2022.”

Second Quarter 2022 Results

Net revenue increased 66.4% to $306 million, compared to $184 million in the second quarter of 2021. The increase was driven by strong demand in both Showroom and eCommerce channels, as well as continued improvements across our supply chain.

Comparable growth(1) in the quarter was 65.2%, compared to 71.4% in the second quarter of 2021.

Income from operations increased to $50 million, compared to $9 million in the second quarter of 2021, primarily driven by higher net revenue. This was partially offset by higher product costs, transportation costs and variable rent expense related to the increased net revenue, as well as higher SG&A expenses to support the growth of the business and new public company related costs. Higher SG&A expenses were partially offset by the non-recurrence of derivative expense related to our prior term loan agreement, that was recorded in the second quarter of 2021.

Net and comprehensive income was $37 million compared to $7 million in the second quarter of 2021. This increase was primarily driven by higher net revenue, partially offset by the above factors and a higher post-IPO tax rate. Adjusted net income was $39 million in the second quarter of 2022 compared to $28 million in the second quarter of 2021.

Adjusted EBITDA increased 76.4% to $60 million compared to $34 million in the second quarter of 2021. Adjusted EBITDA as a percent of net revenue increased 110 basis points to 19.7% in the second quarter of 2022, compared to 18.6% in the second quarter of 2021.

The Company ended the quarter with 80 total showrooms across 28 states.

Balance Sheet and Cash Flow Highlights, as of June 30, 2022

Cash and cash equivalents were $145 million, and the Company had no long-term debt at June 30, 2022. Net merchandise inventory increased 30.8% to $272 million, compared to $208 million as of December 31, 2021.

For the six months ended June 30, 2022, net cash provided by operating activities was $41 million, compared to $110 million for the six months ended June 30, 2021. The decrease was the result of several factors, including higher inventory levels, lower change in client deposits from improved delivery of orders in backlog, lower demand comparable growth in the first half of 2022 versus the first half of 2021, and certain non-cash items, particularly the non-recurrence of the derivative expense related to the change in fair value of our prior term loan agreement which reduced net income in the first six months of 2021 without a corresponding adverse impact to our cash generation, partially offset by an increase in accounts payable and accrued expenses.

For the six months ended June 30, 2022, net cash used in investing activities was approximately $20 million which includes landlord contributions of approximately $7 million and company-funded capital expenditures(3) of approximately $13 million. For the six months ended June 30, 2021, net cash used in investing activities was approximately $14 million, which included landlord contributions of approximately $8 million and company-funded capital expenditures of approximately $5 million. The increase in company-funded capital expenditures was primarily driven by growth-related investments, including new distribution capacity and costs related to new Showroom openings and information technology.

Outlook

The table below presents our updated expectations for selected full year 2022 financial operating results.

Full Year 2022	Current Guidance	Previous Guidance
Net revenue	$1,173 to $1,193 million	$1,145 to $1,185 million
Comparable growth(1)	43% to 48%	36% to 46%
Net income(4)	$92 to $98 million	$73 to $83 million
Adjusted EBITDA(5)	$173 to $180 million	$151 to $161 million
Other estimates:
Company-funded capital expenditures(3)	$55 to $65 million	$60 to $70 million
Fully diluted shares	~141 million	~140 million
Effective tax rate	~26%	~25%

In addition to the two new Showrooms opened to date in 2022, the Company plans to open two to three new Design Studios over the next several months.

The Company recently opened its third distribution center in Texas in July. It will encompass over 800,000 square feet.
________________________

(1) Comparable growth is a key performance indicator and is defined as the year-over-year percentage change of the dollar value of orders delivered (based on purchase price), net of the dollar value of returns (based on amount credited to client), from our comparable Showrooms and eCommerce, including through our direct-mail catalog.
(2) Demand comparable growth is a key performance indicator and is defined as the year-over-year percentage change of demand from our comparable Showrooms and eCommerce, including through our direct-mail catalog.
(3) Company-funded capital expenditures is defined as total net cash used in investing activities less landlord contributions.
(4) U.S. GAAP net income.
(5) We have not reconciled guidance for Adjusted EBITDA to the corresponding GAAP financial measure because we do not provide guidance for the various reconciling items. These items include, but are not limited to, future share-based compensation expense, income taxes, interest expense, and transaction costs. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measure is not available without unreasonable effort.

Conference Call

You are invited to listen to Arhaus’ conference call to discuss the second quarter 2022 financial results scheduled for today, August 11, 2022, at 8:30 a.m. Eastern Time. The call will be available over the Internet on our website (http://ir.arhaus.com) or by dialing (877) 407-3982 within the U.S., or 1 (201) 493-6780, outside the U.S. The conference ID is: 13725882.

A recorded replay of the conference call will be available within approximately three hours of the conclusion of the call and can be accessed online at https://ir.arhaus.com for approximately twelve months.

About Arhaus

Founded in 1986, Arhaus is a rapidly growing lifestyle brand and omni-channel retailer of premium home furnishings. Through a differentiated proprietary model that directly designs and sources products from leading manufacturers and artisans around the world, Arhaus offers an exclusive assortment of heirloom quality products that are sustainably sourced, lovingly made, and built to last. With 80 showrooms across the United States, a team of interior designers providing complimentary in-home design services, and robust online and eCommerce capabilities, Arhaus is known for innovative design, responsible sourcing, and client-first service. For more information, please visit www.arhaus.com.

Investor Contact:

Wendy Watson
SVP, Investor Relations
(440) 439-7700
invest@arhaus.com

Non-GAAP Financial Measures

In addition to the results provided in accordance with GAAP, this press release and related tables include adjusted EBITDA, adjusted EBITDA as a percentage of net revenue and adjusted net income, which present operating results on an adjusted basis.

We use non-GAAP measures to help assess the performance of our business, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with U.S. GAAP, we believe that providing these non-GAAP financial measures is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of non-recurring items. However, our inclusion of these adjusted measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. These non-GAAP measures are not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company. These measures should only be read together with the corresponding GAAP measures. Please refer to the reconciliations of adjusted EBITDA and adjusted net income to the most directly comparable financial measures prepared in accordance with GAAP below.

Forward-Looking Statements
Certain statements contained herein, including statements under the headings “2022 Outlook Raised” and “Outlook” are not based on historical fact and are “forward-looking statements” within the meaning of applicable securities laws.

Forward-looking statements can generally be identified by the use of forward-looking terminology, including, but not limited to, “may,” “could,” “seek,” “guidance,” “predict,” “potential,” “likely,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “forecast,” or variations of these terms and similar expressions, or the negative of these terms or similar expressions. Past performance is not a guarantee of future results or returns and no representation or warranty is made regarding future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors beyond our control that could cause our actual results, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: our reliance on third-party transportation carriers and risks associated with increased freight and transportation costs; disruption in our receiving and distribution system, including delays in the integration of our new distribution centers and the possibility that we may not realize the anticipated benefits of multiple distribution centers; our ability to obtain quality merchandise in sufficient quantities; risks as a result of constraints in our supply chain; a failure of our vendors to meet our quality standards; the COVID-19 pandemic and its effect on our business; declines in general economic conditions that affect consumer confidence and consumer spending that could adversely affect our revenue; our ability to manage and maintain the growth rate of our business; our ability to anticipate changes in consumer preferences; risks related to maintaining and increasing showroom traffic and sales; our ability to compete in our market; our ability to adequately protect our intellectual property; the possibility of cyberattacks and our ability to maintain adequate cybersecurity systems and procedures; loss, corruption and misappropriation of data and information relating to clients and employees; changes in and compliance with applicable data privacy rules and regulations; compliance with applicable governmental regulations; effectively managing our eCommerce business and digital marketing efforts; and compliance with SEC rules and regulations as a public reporting company. These factors should not be construed as exhaustive. Furthermore, the potential impact of the COVID-19 pandemic on our business operations and financial results and on the world economy as a whole may heighten the risks and uncertainties that affect our forward-looking statements described above. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Arhaus, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited, amounts in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$144,628	$123,777
Restricted cash equivalents	6,985	7,131
Accounts receivable, net	1,500	228
Merchandise inventory, net	272,478	208,343
Prepaid and other current assets	29,509	28,517
Total current assets	455,100	367,996
Operating right-of-use assets	231,667	—
Financing right-of-use assets	39,602	—
Property, furniture and equipment, net	116,620	179,631
Deferred tax asset	22,833	27,684
Goodwill	10,961	10,961
Other noncurrent assets	249	278
Total assets	$877,032	$586,550

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$62,331	$51,429
Accrued taxes	8,594	7,302
Accrued wages	13,911	16,524
Accrued other expenses	26,718	61,047
Client deposits	276,968	264,929
Current portion of operating lease liabilities	37,624	—
Current portion of financing lease liabilities	513	—
Total current liabilities	426,659	401,231
Operating lease liabilities, long-term	268,061	—
Financing lease liabilities, long-term	51,981	—
Capital lease obligation	—	50,525
Deferred rent and lease incentives	2,433	63,037
Other long-term liabilities	4,004	1,992
Total liabilities	$753,138	$516,785
Commitments and contingencies
Stockholders' equity
Class A shares, par value $0.001 per share (600,000,000 shares authorized, 51,360,235 and 50,427,390 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	51	50
Class B shares, par value $0.001 per share (100,000,000 shares authorized, 87,115,600 and 86,519,002 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively)	87	87
Accumulated Deficit	(63,884)	(116,581)
Additional Paid-in Capital	187,640	186,209
Total Arhaus, Inc. stockholders' equity	123,894	69,765
Total liabilities and stockholders' equity	$877,032	$586,550

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Comprehensive Income (Unaudited, amounts in thousands, except share and per share data)

	Six months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021
Net revenue	$552,565	$355,357	$306,265	$184,043
Cost of goods sold	321,822	207,188	173,239	106,209
Gross margin	230,743	148,169	133,026	77,834
Selling, general and administrative expenses	157,622	128,177	82,774	69,139
Loss on disposal of assets	—	14	—	—
Income from operations	73,121	19,978	50,252	8,695
Interest expense	2,616	2,726	1,316	1,359
Other income	(475)	—	(117)	—
Income before taxes	70,980	17,252	49,053	7,336
Income tax expense	18,283	1,204	12,414	500
Net and comprehensive income	$52,697	$16,048	$36,639	$6,836
Less: Net income attributable to noncontrolling interest	—	9,268	—	3,951
Net and comprehensive income attributable to Arhaus, Inc.	$52,697	$6,780	$36,639	$2,885

Net and comprehensive income per share, basic
Weighted-average number of common shares outstanding, basic	137,662,601	112,058,742	137,840,691	112,058,742
Net and comprehensive income per share, basic	$0.38	$0.06	$0.27	$0.03
Net and comprehensive income per share, diluted
Weighted-average number of common shares outstanding, diluted	139,394,055	112,058,742	139,454,109	112,058,742
Net and comprehensive income per share, diluted	$0.38	$0.06	$0.26	$0.03

Arhaus, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows (Unaudited, amounts in thousands)

	Six months ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$52,697	$16,048
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	11,995	8,909
Amortization of operating lease right-of-use asset	14,508	—
Amortization of deferred financing fees and interest on finance lease in excess of principal paid	5,489	825
Equity based compensation	1,389	427
Deferred tax assets	4,851	—
Derivative expense	—	29,805
Loss on disposal of property, furniture and equipment	—	14
Amortization and write-off of lease incentives	(144)	(3,801)
Changes in operating assets and liabilities
Accounts receivable	(1,272)	132
Merchandise inventory	(64,135)	(28,077)
Prepaid and other current assets	(5,095)	4,112
Other noncurrent liabilities	264	(890)
Accounts payable	15,197	616
Accrued expenses	8,728	3,852
Operating lease liabilities	(15,401)	—
Deferred rent and lease incentives	—	5,415
Client deposits	12,039	72,116
Net cash provided by operating activities	41,110	109,503

Cash flows from investing activities
Purchases of property, furniture and equipment	(20,355)	(13,691)
Net cash used in investing activities	(20,355)	(13,691)

Cash flows from financing activities
Issuance of related party notes	—	(1,000)
Proceeds from related party notes	—	1,000
Principal payments under capital leases	—	(127)
Principal payments under finance leases	(50)	—
Shareholder distributions	—	(12,350)
Distributions to noncontrolling interest holders	—	(7,865)
Net cash used in financing activities	(50)	(20,342)
Net increase in cash, cash equivalents and restricted cash equivalents	20,705	75,470

Cash, cash equivalents and restricted cash equivalents
Beginning of period	130,908	64,002
End of period	$151,613	$139,472

Supplemental disclosure of cash flow information
Interest paid in cash	$2,155	$2,799
Income taxes paid in cash	15,342	1,257
Noncash operating activities:
Lease incentives	4,494	665
Noncash investing activities:
Purchase of property, furniture and equipment in accounts payable	1,673	241
Noncash financing activities:
Derecognition of build-to-suit assets as a result of ASC 842 adoption	(31,017)	—
Capital contributions	43	—

Arhaus, Inc. and Subsidiaries Reconciliation of Net and Comprehensive Income to Adjusted Net Income (Unaudited, amounts in thousands, except share and per share data)

	Six months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021
Net and comprehensive income	$52,697	$16,048	$36,639	$6,836
Adjustments (pre-tax):
Derivative expense (1)	—	29,805	—	18,258
Other expenses (2)	4,658	618	3,258	2,504
Total non-GAAP adjustments pre-tax	4,658	30,423	3,258	20,762
Less: Tax effect of adjustments (3)(4)	1,202	—	827	—
Adjusted net income	$56,153	$46,471	$39,070	$27,598

Adjusted net income per share, basic
Weighted-average number of common shares outstanding, basic	137,662,601	112,058,742	137,840,691	112,058,742
Adjusted net income per share, basic	$0.41	$0.41	$0.28	$0.25
Adjusted net income per share, diluted
Weighted-average number of common shares outstanding, diluted	139,394,055	112,058,742	139,454,109	112,058,742
Adjusted net income per share, diluted	$0.40	$0.41	$0.28	$0.25

(1) We repaid our term loan in full on December 28, 2020. The derivative expense relates to the change in the fair value of the exit fee at the end of each reporting period. The Company used a portion of the net proceeds from the IPO to pay the derivative liability on November 8, 2021.
(2) Other expenses (income) represent costs and investments not indicative of ongoing business performance, such as third-party consulting costs, one-time project start-up costs, severance, signing bonuses, recruiting and project-based strategic initiatives. For the six and three months ended June 30, 2022, these other expenses consisted largely of $3.1 million and $2.5 million of costs related to the opening and set-up of our Dallas distribution center, respectively.
(3) The Company applied its normalized tax rate of 25.8% and 25.3% to the adjustment for the six and three months ended June 30, 2022, respectively.
(4) Prior to the Reorganization and IPO, the Company was a limited liability company under the Internal Revenue Code with a partnership tax election and did not pay federal or most state corporate income taxes on its taxable income. Accordingly, the adjustments for the six and three months ended June 30, 2021 are not tax affected.

Arhaus, Inc. and Subsidiaries Reconciliation of Net and Comprehensive Income to Adjusted EBITDA (Unaudited, amounts in thousands)

	Six months ended June 30,		Three months ended June 30,
	2022	2021	2022	2021
Net and comprehensive income	$52,697	$16,048	$36,639	$6,836
Interest expense	2,616	2,726	1,316	1,359
Income tax expense	18,283	1,204	12,414	500
Depreciation and amortization	11,995	8,909	6,119	4,446
EBITDA	85,591	28,887	56,488	13,141
Equity based compensation	1,389	427	692	351
Derivative expense (1)	—	29,805	—	18,258
Other expenses (2)	4,658	618	3,258	2,504
Adjusted EBITDA	$91,638	$59,737	$60,438	$34,254

(1) We repaid our term loan in full on December 28, 2020. The derivative expense relates to the change in the fair value of the exit fee at the end of each reporting period. The Company used a portion of the net proceeds from the IPO to pay the derivative liability on November 8, 2021.
(2) Other expenses (income) represent costs and investments not indicative of ongoing business performance, such as third-party consulting costs, one-time project start-up costs, severance, signing bonuses, recruiting and project-based strategic initiatives. For the six and three months ended June 30, 2022, these other expenses consisted largely of $3.1 million and $2.5 million of costs related to the opening and set-up of our Dallas distribution center, respectively.